EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Peter DeChants, SVP and CFO, to Retire in 2013, Timothy Heasley
Elected as Senior Vice President and Chief Financial Officer

Ann Arbor, Michigan – March 5, 2012

Kaydon Corporation today announced that Peter C. DeChants, Kaydon’s Senior Vice President and Chief Financial Officer since 2009, has expressed his intent to retire in 2013. Timothy J. Heasley has been elected to succeed him as Senior Vice President and Chief Financial Officer, effective immediately.

Mr. Heasley comes to Kaydon from Gibraltar Industries, Inc., a leading manufacturer and distributor of building products, where he had served as Senior Vice President, Corporate Controller since 2005.  Prior to that, Mr. Heasley served as Chief Financial Officer for MRC Industrial Group, Inc, a Michigan manufacturer of industrial fasteners, and in increasingly responsible financial positions at SPS Technologies and Johnson Controls.

Mr. DeChants will remain at Kaydon through 2013, providing for an effective transition of the finance function, during which he will also focus on the corporate development and acquisition efforts.  Mr. DeChants joined Kaydon in 2002 as Vice President Corporate Development and was named Senior Vice President Corporate Development in 2007.

 “Since Peter was appointed CFO in 2009, he has made many important contributions to Kaydon during a period of remarkable volatility for both Kaydon and the global economy. I would like to thank him on behalf of myself, the Board and our shareholders for all he has done over the past 10 years,” said James O’Leary, Chairman, Chief Executive Officer and President of Kaydon Corporation.

“Tim brings significant operations-based financial experience to Kaydon, and we are delighted to have him join our team,” O’Leary continued, “We expect Tim will have a significant impact on our ongoing initiatives for operational excellence in addition to providing important support for our future technology infrastructure efforts. Kaydon is fortunate to have Tim and Peter working together for the next year to insure a seamless transition.”

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Contact:	Peter C. DeChants
Senior Vice President
(734) 680-2009

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